Exhibit 99.1

              Frontier Financial Corporation Completes Acquisition

     EVERETT, Wash.--(BUSINESS WIRE)--Feb. 1, 2006--Frontier Financial Corporation (NASDAQ: FTBK) has completed its acquisition of NorthStar Financial Corporation (OTCBB: NHST).
     The purchase of the Seattle-based bank holding company and its primary operating subsidiary, NorthStar Bank, increases Frontier presence in Seattle by two additional offices in Fremont and Ballard, for a total of 43 offices throughout the Puget Sound area.
     "This gives all of our customers more locations and opportunities to meet their financial needs," stated John Dickson, President and CEO of Frontier Financial Corporation. "We fully expect that this will be a very successful partnership as we expand our business into the attractive Seattle communities of Ballard and Fremont."
     The Frontier and NorthStar systems and products integration will be completed in the first quarter of 2006.
     The two companies announced a definitive agreement on September 12, 2005. The transaction was approved by NorthStar shareowners on January 24, 2006 and by the Board of Governors of the Federal Reserve System on January 20, 2006. Under the terms of the agreement, NorthStar shareowners will receive 1.754 shares of Frontier common stock in exchange for each share of NorthStar common stock.
     Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.
     Information herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A variety of factors could cause Frontier Financial Corporation's actual results to differ from those expected at the time of this release. Investors are encouraged to read the SEC report of Frontier, particularly its Form 10-K for the Fiscal Year Ended December 31, 2004, for meaningful cautionary language discussion why actual results may vary from those anticipated by management.


     CONTACT: Frontier Financial Corp.
              John Dickson, 425-514-0700
              or
              Frontier Bank
              Lyle Ryan, 425-514-0700